Exhibit 10.4

OPTION PLAN

1.	PURPOSE

The purpose of this stock option plan (the “Plan”) of Odd Burger Corporation (the “Company”), a corporation incorporated under the Business Corporation Act (British Columbia), is to advance the interests of the Company by encouraging the directors, officers, employees and consultants of the Company, and of its subsidiaries and affiliates, if any, to acquire common shares in the share capital of the Company (the “Shares”), thereby increasing their proprietary interest in the Company, encouraging them to remain associated with the Company and furnishing them with additional incentive in their efforts on behalf of the Company in the conduct of its affairs.

2.	IMPLEMENTATION AND ANNUAL APPROVAL

The Plan shall be approved by the Board of Directors and shareholders of the Company at the time it is implemented.

3.	ADMINISTRATION

The Plan shall be administered by the Board of Directors of the Company or by a special committee of the directors appointed from time to time by the Board of Directors of the Company pursuant to rules of procedure fixed by the Board of Directors (such committee or, if no such committee is appointed, the Board of Directors of the Company, is hereinafter referred to as the “Board”). A majority of the Board shall constitute a quorum, and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Board.

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into hereunder, to define the terms used in the Plan and in all option agreements entered into hereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option (“Option”) to purchase a Share granted hereunder may be evidenced by an agreement in writing, signed on behalf of the Company and by the optionee, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

Each Option granted by the Company prior to the date of the approval of the Plan by the shareholders of the Company, including Options granted under previously approved stock option plans of the Company, be and are continued under and shall be subject to the terms of the Plan after the Plan has been approved by the shareholders of the Company.

4.	STOCK EXCHANGE RULES

All Options granted pursuant to this Plan shall be subject to rules and policies of any stock exchange or exchanges on which the Shares of the Company are then listed and any other regulatory body having jurisdiction hereinafter (hereinafter collectively referred to as, the “Exchange”).

5.	SHARES SUBJECT TO PLAN

Subject to adjustment as provided in Section 19 hereof, the Shares to be offered under the Plan shall consist of Shares of the Company's authorized but unissued Shares. The aggregate number of Shares issuable upon the exercise of all Options granted under the Plan shall be 10% of the Shares issued from time to time. If any Option granted hereunder is settled in cash, cancelled, terminated, expired, surrendered, or forfeited for any reason in accordance with the terms of the Plan without being exercised, the unpurchased Shares subject thereto shall again be available for the purpose of this Plan.

“Security Based Compensation” has the meaning ascribed to “security based compensation” in Policy 4.4 – Security Based Compensation of the TSX Venture Exchange, as amended from time to time.

“Share Compensation Arrangement” has the meaning ascribed to “security based compensation arrangements” in Part VI of the Company Manual of the Toronto Stock Exchange (the “TSX”), as amended from time to time.

6.	MAINTENANCE OF SUFFICIENT CAPITAL

The Company shall at all times during the term of the Plan reserve and keep available such numbers of Shares as will be sufficient to satisfy the requirements of the Plan.

7.	ELIGIBILITY AND PARTICIPATION

Directors, officers, consultants, and employees of the Company or its subsidiaries, and employees of a person or company which provides management services to the Company or its subsidiaries (“Management Company Employees”) shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). Subject to compliance with applicable requirements of the Exchange, Participants may elect to hold Options granted to them in an incorporated entity wholly owned by them and such entity shall be bound by the Plan in the same manner as if the Options were held by the Participant.

Subject to the terms hereof, the Board shall determine to whom Options shall be granted, the terms and provisions of the respective Option agreements, the time or times at which such Options shall be granted and vested, and the number of Shares to be subject to each Option. No Option may be granted or issued unless the Option is allocated to a particular Participant. In the case of employees or consultants of the Company or Management Company Employees, the Option agreements to which they are party must contain a representation of the Company and Participant that such employee, consultant or Management Company Employee, as the case may be, is a bona fide employee, consultant or Management Company Employee of the Company or its subsidiaries.

A Participant who has been granted an Option may, if such Participant is otherwise eligible, and if permitted under the policies of the Exchange and terms hereof, be granted an additional Option or Options if the Board shall so determine.

8.	EXERCISE PRICE

(a)	Options may be exercised at a price that shall be fixed by the Board at the time that the Option is granted (the “Exercise Price”). No Option shall be granted with an Exercise Price at a discount to the market price. The market price shall be the closing price of the Shares on the Exchange on the first day preceding the date of grant on which at least one board lot of Shares traded.

(b)	Once the Exercise Price has been determined by the Board, accepted by the Exchange and the Option has been granted, the exercise price of an Option may be reduced upon receipt of Board approval, provided that in the case of Options held by Insiders (as defined in the policies of the Exchange) of the Company, the Exercise Price of an Option may be reduced only if disinterested shareholder approval is obtained.

9.	NUMBER OF OPTIONED SHARES

(a)	The aggregate number of Shares issuable upon the exercise of all Options granted under the Plan shall be 10% of the issued and outstanding Shares (unless the Company has obtained the requisite disinterested shareholder approval), subject to the following additional limitations:

(i)	the aggregate number of Shares issuable pursuant to all Security Based Compensation granted to any one Participant (and companies wholly owned by that Participant) in a twelve (12) month period must not exceed 5% of the issued and outstanding Shares, calculated on the date the Security Based Compensation is granted or issued to the Participant (unless the Company has obtained the requisite disinterested shareholder approval);

(ii)	the maximum number of Shares reserved for issuance pursuant to all Security Based Compensation granted to Insiders (as a group) must not exceed 10% of the issued and outstanding Shares at any point in time (unless the Company has obtained the requisite disinterested shareholder approval);

(iii)	the grant to Insiders (as a group), within a twelve (12) month period, of an aggregate number of Security Based Compensation must not exceed 10% of the issued and outstanding Shares, calculated as at the date the Security Based Compensation is granted or issued to any Insider (unless the Company has obtained the requisite disinterested shareholder approval);

(iv)	the aggregate number of Security Based Compensation granted to any one Consultant, within a twelve (12) month period, must not exceed 2% of the issued and outstanding Shares, calculated as at the date the Security Based Compensation is granted or issued to the Consultant; and

(v)	the aggregate number of Options granted to all persons employed to provide investor relation activities shall not exceed 2% of the issued and outstanding Shares of the Company in any twelve (12) month period, calculated as at the date an Option is granted or issued to any such person. Options granted to persons retained to perform investor relations activities will contain vesting provisions such that vesting occurs over at least 12 months with no more than 1\4 of the options vesting in any 3 month period.

(b)	The number of Shares subject to an Option granted to any one Participant shall be determined by the Board, but no one Participant shall be granted an Option which exceeds the maximum number permitted by the Exchange.

(c)	Consultants performing investor relations activities may not receive any Security Based Compensation other than stock options.

10.	DURATION OF OPTION

Each Option and all rights thereunder shall be expressed to expire on the date set out in the Option agreement and shall be subject to earlier termination as provided in Sections 15 and 16, provided that in no circumstances shall the duration of an Option exceed the maximum term permitted by the Exchange. For greater certainty, if the Company is listed on the TSX Venture Exchange, the maximum term may not exceed 10 years from the date of grant (subject to extension where the expiry date falls within a Black Out Period, as defined herein).

Should the expiry date of an Option fall within a Black Out Period or within nine (9) business days following the expiration of a Black Out Period, such expiry date of the Option shall be automatically extended without any further act or formality to that date which is the tenth (10th) business day after the expiry of the Black Out Period, such tenth (10th) business day to be considered the expiry date for such Option for all purposes under the Plan. The ten (10) business day period referred to in this paragraph may not be extended by the Board.

“Black Out Period” means the period during which the relevant Participant is prohibited from exercising an Option due to trading restrictions imposed by the Company pursuant to any internal trading policy of the Company as a result of the bona fide existence of undisclosed material information. The internal trading policy of the Company is in respect of a restriction on trading that is in effect at that time or a notice in writing to a Participant by a senior officer or director of the Company. The Black Out Period shall expire following the general disclosure of the undisclosed material information.

11.	HOLD PERIOD

All Options are subject to Exchange hold periods where applicable. A 4-month hold period (commencing on the date the Options are granted) is required for Options granted to Insiders or granted at any discount to the market price.

12.	OPTION PERIOD, CONSIDERATION AND PAYMENT

(a)	The Option period shall be a period of time fixed by the Board not to exceed the maximum term permitted by the Exchange, provided that the Option period shall be reduced with respect to any Option as provided in Sections 15 and 16 covering cessation as a director, officer, consultant, employee or Management Company Employee of the Company or its subsidiaries, or death of the Participant.

(b)	Subject to any vesting restrictions imposed by the Exchange, the Board may, in its sole discretion, determine the time during which Options shall vest and the method of vesting, or that no vesting restriction shall exist. For greater certainty, no Option shall vest before one year from date of issuance or grant.

(c)	Acceleration of vesting is permitted in connection with Participant’s death or where Participant ceases to be an eligible Participant in connection with a change of control, take-over bid, reverse take-over or other similar transaction. There shall be no acceleration of the vesting provisions to Options issued to persons employed to provide investor relation activities without prior Exchange acceptance.

(d)	Subject to any vesting restrictions imposed by the Board, Options may be exercised in whole or in part at any time and from time to time during the Option period. To the extent required by the Exchange, no Options may be exercised under this Plan until this Plan has been approved by a resolution duly passed by the shareholders of the Company.

(e)	Except as set forth in Sections 15 and 16, no Option may be exercised unless the Participant is at the time of such exercise, a director, officer, consultant, or employee of the Company or any of its subsidiaries, or a Management Company Employee of the Company or any of its subsidiaries.

(f)	The exercise of any Option will be contingent upon receipt by the Company at its head office of a written notice of exercise (“Option Exercise Notice”), specifying the number of Shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Shares with respect to which the Option is exercised (subject to Section 21(a). No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares of the Company unless and until the certificates for Shares issuable pursuant to Options under the Plan are issued to him or them under the terms of the Plan.

13.	CASHLESS EXERCISE

Without limiting the foregoing Section 12(f), unless otherwise determined by the Board or not compliant with any applicable laws or rules of any applicable securities exchange or market, a Participant may elect cashless exercise in its Option Exercise Notice. In such case, the Participant will not be required to deliver to the Company a cheque or other form of payment for the aggregate Exercise Price referred to above. Instead the following provisions will apply:

(a)	The Participant will instruct a broker selected by the Participant to sell through the stock exchange or market on which the Shares are listed or quoted, sufficient number of Shares issuable on the exercise of Options to cover the Exercise Price, as soon as possible upon the issue of such Shares to the Participant at the then applicable bid price of the Shares.

(b)	Before the relevant trade date, the Participant will deliver the Option Exercise Notice including details of the trades to the Company electing the cashless exercise and the Company will direct its registrar and transfer agent to issue a certificate for such Participant’s Shares in the name of the broker (or as the broker may otherwise direct) for the number of Shares issued on the exercise of the Options, against payment by the broker to the Company of (i) the Exercise Price for such Shares; and (ii) the amount the Company determines, in its discretion, is required to satisfy the Company withholding tax and source deduction remittance obligations in respect of the exercise of the Options and issuance of Shares.

14.	NET EXERCISE

Subject to prior approval by the Board, a Participant may elect to surrender for cancellation to the Company any vested Options being exercised and the Company will issue to the Participant, as consideration for the surrender of such Options, that number of  Shares (rounded down to the nearest whole Share) on a net issuance basis in accordance with the following formula below:

X	=	Y (A - B)
A

where:

X =	The number of Shares to be issued to the Participant in consideration for the net exercise of the Options under this Section 14;

Y =	The number of vested Options with respect to the vested portion of the Option to be surrendered for cancellation;

A =	The volume weighted average trading price of the Shares on the Exchange calculated by dividing the total value by the total volume of such securities trade for the five trading days immediately preceding the exercise of the subject Option; and

B =	The Exercise Price for such Options.

Persons employed to provide investor relation activities shall not use the Net Exercise provisions as defined in this Section 14 to exercise Options.

15.	CEASING TO BE A DIRECTOR, OFFICER, CONSULTANT OR EMPLOYEE

If a Participant shall cease to be a director, officer, consultant, employee of the Company, or its subsidiaries, or ceases to be a Management Company Employee, for any reason (other than death), such Participant may exercise his Option to the extent that the Participant was entitled to exercise it at the date of such cessation, provided that such exercise must occur within 90 days after the Participant ceases to be a director, officer, consultant, employee or a Management Company Employee, unless such Participant was engaged in investor relations activities, in which case such exercise must occur within 30 days after the cessation of the Participant's services to the Corporation, subject to extension at the discretion of the Board.

Nothing contained in the Plan, nor in any Option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, consultant, employee or Management Company Employee of the Company or of any of its subsidiaries or affiliates.

16.	DEATH OF PARTICIPANT

Notwithstanding Section 12, in the event of the death of a Participant, the Option previously granted to him shall be exercisable only within the one year after such death and then only:

(a)	by the person or persons to whom the Participant's rights under the Option shall pass by the Participant's will or the laws of descent and distribution; and

(b)	if and to the extent that such Participant was entitled to exercise the Option at the date of his death.

17.	RIGHTS OF OPTIONEE

No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered.

18.	PROCEEDS FROM SALE OF SHARES

The proceeds from the sale of Shares issued upon the exercise of options shall be added to the general funds of the Company and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

19.	ADJUSTMENTS

If the outstanding Shares of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or another Company or entity through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, or any adjustment relating to the Shares optioned or issued on exercise of Options, or the exercise price per share as set forth in the respective Option agreements, shall be adjusted in accordance to the terms of such agreements.

Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Share shall be required to be issued under the Plan on any such adjustment.

Any adjustment, other than in connection with a consolidation or split, to Security Based Compensation granted or issued under a Security Based Compensation plan are subject to prior acceptance of the Exchange, including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend or recapitalization.

20.	TRANSFERABILITY

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein or the extent, if any, permitted by the Exchange. During the lifetime of a Participant, any benefits, rights and Options may only be exercised by the Participant.

21.	WITHHOLDING TAXES

The Company shall have the authority to take steps for the deduction and withholding, or for the advance payment or reimbursement by the optionee to the Company, of any taxes or other required source deductions which the Company is required by law or regulation of any governmental authority whatsoever to remit in connection with this Plan, or any issuance of Shares. Without limiting the generality of the foregoing, the Company may, in its sole discretion:

(a)	deduct and withhold additional amounts from other amounts payable to a optionee;

(b)	require, as a condition of the issuance of Shares to an optionee, that the optionee make a cash payment to the Company equal to the amount, in the Company’s opinion, required to be withheld and remitted by the Company for the account of the optionee to the appropriate governmental authority and the Company, in its discretion, may withhold the issuance or delivery of Shares until the optionee makes such payment; or

(c)	sell, on behalf of the optionee, all or any portion of Shares otherwise deliverable to the optionee until the net proceeds of sale equal or exceed the amount which, in the Company’s opinion, would satisfy any and all withholding taxes and other source deductions for the account of the optionee.

22.	AMENDMENT AND TERMINATION OF PLAN

The Board may terminate or discontinue the Plan at any time without the consent of the Participants provided that such termination or discontinuance shall not alter or impair any Option previously granted under the Plan.

The Board may not amend this Plan or issuances of Options without prior Exchange acceptance and shareholder approval where applicable. For greater certainty, without limitation, amendments to any of the following provisions of the Plan will be subject to shareholder approval:

(a)	persons eligible to be granted or issued Options under the Plan;

(b)	the maximum number or percentage, as the case may be, of listed shares that may be issuable under the Plan;

(c)	the limits under the Plan on the amount of Options that may be granted or issued to any one person or any category of persons (such as, for example, Insiders);

(d)	the method for determining the exercise price of the Options;

(e)	the maximum term of the Options;

(f)	the expiry and termination provisions applicable to the Options, including the addition of a blackout period;

(g)	the addition of a Net Exercise provision; and

(h)	any method or formula for calculating prices, values or amounts under the Plan that may result in a benefit to a Participant, including but not limited to the formula for calculating the appreciation of a Stock Appreciation Right (as defined in the policies of the Exchange).

Notwithstanding the foregoing, the following types of amendments to the Plan are not subject to shareholder approval:

(a)	amendments to fix typographical errors; or

(b)	amendments to clarify existing provisions of the Plan which does not have the effect of altering the scope, nature and intent of such provisions.

Where shareholder approval is sought for amendments to reduce the exercise price of an outstanding Option, including a cancellation of an Option and re-grant of an Option in conjunction therewith, constituting a reduction of the exercise price of the Option, the votes attached to Shares held directly or indirectly by Insiders benefiting from the amendments will be excluded.

Disinterested shareholder approval must be obtained for any reduction in the exercise price of an Option, or the extension of the term of an Option, if the Participant is an Insider of the Company at the time of the proposed amendment.

23.	NECESSARY APPROVALS

The ability of a Participant to exercise Options and the obligation of the Company to issue and deliver Shares in accordance with the Plan is subject to any approvals which may be required from shareholders of the Company and any regulatory authority or stock exchange having jurisdiction over the securities of the Company. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Company to issue such Shares shall terminate and any Option exercise price paid to the Company will be returned to the Participant.

24.	EFFECTIVE DATE OF PLAN

The Plan has been adopted by the Board of the Company subject to the approval of the Exchange and, if so approved, subject to the discretion of the Board, the Plan shall become effective upon such approvals being obtained.

25.	INTERPRETATION

Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Company Manual of the TSXV.

26.	GOVERNING LAW

This Plan will be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.